Exhibit 10.2

DESCRIPTION OF SECURITIES

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): common stock, $0.01 par value per share (“Common Stock”).

Authorized Capital Stock

We are authorized to issue two classes of capital stock to be designated as the Common Stock and as preferred stock, par value $0.01 per share (“Preferred Stock”). The total number of shares of capital stock that we are authorized to issue is 91,250,000, of which 90,000,000 shares shall be Common Stock and 1,250,000 shares shall be Preferred Stock.

Description of Common Stock

The following is a description of the material terms and provisions relating to Common Stock. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws and provisions of Delaware General Corporation Law (the “DGCL”) that define the rights of our stockholders.

Voting Rights

Under our Certificate of Incorporation, each holder of Common Stock will be entitled to one vote for each share held on matters submitted to a vote of stockholders. Under the DGCL and our Certificate of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors.

Dividends

Under our Bylaws, dividends on Common Stock may be declared by the board of directors and are subject to any preferential dividend or other rights of any then-outstanding Preferred Stock and to applicable requirements of the DGCL.

Liquidation

Upon our dissolution or liquidation, holders of Common Stock will be entitled to receive all assets of our company available for distribution to its stockholders, subject to any preferential rights of then-outstanding Preferred Stock.

Number and Classification of Directors

Our Certificate of Incorporation and Bylaws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms and until successors are elected and qualified. Pursuant to our Certificate of Incorporation and Bylaws, the number of directors will not be less than three nor more than nine, as determined by a majority of the authorized directors, and may be decreased either by the stockholders or a majority of the board of directors, but only to eliminate vacancies.

Other Rights and Preferences

Other than as described herein, holders of Common Stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that we may designate and issue.

Description of Preferred Stock

Our Certificate of Incorporation provides that the board of directors is authorized to fix the designation and number of any series of Preferred Stock and to determine the rights, powers, preferences, qualifications, limitations, restrictions, voting powers, and the relative, participating, optional or other special rights of such Preferred Stock.

Nasdaq Global Select Market

Common Stock is traded on The Nasdaq Global Select Market under the symbol “ANIK.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Co.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and Bylaws and the DGCL contain provisions that may delay, defer or discourage another party from acquiring control of our company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Stock Market LLC. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Staggered Board of Directors

Our Certificate of Incorporation provides that our board of directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Delaware Law

Section 203 of the DGCL prevents some Delaware corporations from engaging, under some circumstances, in a business combination that includes a merger or sale of at least 10% of a corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns (or, within three years prior to the determination of interested stockholder status, owned) 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder becomes an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•

subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders).